Exhibit 10.1

AMENDMENT
OF
EMPLOYMENT AGREEMENT

THIS AMENDMENT, dated as of this 12th day of April 2012, by and between LIFETIME BRANDS, INC., a Delaware corporation (the "Employer"), and LAURENCE WINOKER (the "Executive").

W I T N E S S E T H:

WHEREAS, the Employer and the Executive entered into an Employment Agreement dated as of June 28, 2007 which was amended by an Amendment of Employment Agreement dated March 8, 2010 (such Employment Agreement as so amended is hereinafter referred to as the “Employment Agreement”), pursuant to which the employer employed the executive as its Senior Vice President of Finance, Treasurer and Chief Financial Officer on the terms and conditions therein set forth; and

WHEREAS, the Employer and the Executive desire to further amend the Employment Agreement.

NOW, THEREFORE, in consideration of the promises and the mutual covenants herein contained, the parties hereto hereby agree as follows:

1.   Definitions:  Capitalized terms used herein shall have the meaning set forth in the Employment Agreement unless otherwise defined herein.

2.   Amendment to Section 3(a).  Effective as of January 1, 2012, Section 3(a) of the Employment Agreement is hereby amended in its entirety to read as follows:

 (a)        Salary.  In consideration of the services rendered by the Executive under this Agreement, the Company shall pay the Executive a base salary (the "Base Salary") at the rate of Four Hundred Twenty-Five Thousand Dollars ($425,000) per calendar year. The Base Salary shall be paid in such installments and at such times as the Company pays its regularly salaried employees.

3.   Amendment to Section 3(c).  Effective as of January 1, 2012, Section 3(c) of the Employment Agreement is hereby amended in its entirety to read as follows:

(c )   Stock Options and Restricted Stock.  In the event that : (i) the Company gives written notice to the Executive prior to the expiration of the Employment Term of the Company’s decision not to extend the Executive’s employment hereunder; (ii) the Executive gives written notice to the Company prior to the expiration of the Employment Term of the Executive’s decision to terminate his employment with the Company for Good Reason; or (iii) there is a Change of Control in which the Executive is terminated, all of the Executive’s then-outstanding stock options shall immediately vest and become exercisable in their entirety and all restrictions on shares of restricted stock granted by the Company to the Executive on which any restrictions shall not have terminated shall immediately terminate.  In the event that the Executive is terminated by the Company for Cause, then that portion of the then-outstanding stock options granted by the Company to the Executive that has not already vested shall be terminated and that portion of the then-outstanding shares of restricted stock granted by the Company to the Executive on which all restrictions have not already terminated shall be forfeited and cancelled.

4.   Amendment to Section 5(b).  Effective as of January 1, 2012, Section 5(b) of the Employment Agreement is hereby amended in its entirety to read as follows:

(b)   Permanent Disability.  The Executive’s employment term shall automatically terminate as a result of the Executive’s Total Disability.  “Total Disability” means the failure of the Executive, after reasonable accommodation, to perform his duties for an aggregate period of 120 consecutive days during any twelve (12) month period by reason of the Executive’s physical or mental disability.  The Company’s obligation to pay the Base Salary to the Executive during such 120 consecutive day period shall be conditioned upon the Executive complying with all requirements under the Company’s short-term and long-term disability insurance policies, as determined in the sole discretion of the short-term and long-term disability insurance providers.  Notwithstanding the foregoing, in the event that the short-term and/or long term insurance providers pay to the Executive any amounts required to be paid by such insurance providers under the Company’s short-term and/or long-term disability insurance policy, as applicable, for the 120 consecutive day period prior to the termination of the Employment Term pursuant to this Section 5(b), then during such 120 consecutive day period, the Company shall pay to the Executive only the amount that is the difference between (1) the disability benefits paid to the Executive by the short-term and long term insurance providers and (2) the Executive’s Base Salary.

5.   Amendments to Section 6(c).  Effective as of January 1, 2012, paragraphs (A), (B) and (C) of Section 6(c) are each hereby amended in their entirety to read as follows:

(A)   if this Agreement is terminated by the Company without Cause, then the Executive shall be entitled to receive (1) the benefits set forth in Section 4 hereof, (2) an amount equal to the Executive’s Base Salary as in effect at the effective date of termination, pursuant to the Company’s normal payroll practices, for a period of twelve (12) months from the effective date of termination and (3) the Pro-Rated Performance Bonus for the fiscal year in which the effective date of the termination occurs, payable at the same time as the Performance Bonus for such fiscal year would otherwise have been paid;

(B)   if this Agreement is terminated by the Executive for Good Reason, then the Executive shall be entitled to receive (1) the benefits set forth in Section 4 hereof, (2) an amount equal to the Executive’s Base Salary as in effect at the effective date of termination, pursuant to the Company’s normal payroll practices, for a period of twelve (12) months from the effective date of termination and (3) the Pro-Rated Performance Bonus for the fiscal year in which the effective date of the termination occurs, payable at the same time as the Performance Bonus for such fiscal year would otherwise have been paid; and

(C)   if the Company does not offer employment to the Executive beyond the Initial Term or any Renewal Term, as applicable, on terms and conditions that are, in the aggregate, no less favorable to the Executive than the terms and conditions of this Agreement, then, subject to the provisions of this Agreement, upon the normal expiration of the Initial Term or any Renewal Term, as applicable, the Executive shall be entitled to receive (1) the benefits set forth in Section 4 hereof, (2) an amount equal the Executive’s Base Salary as in effect upon the expiration of the Initial Term or any Renewal Term, as applicable, for a period of twelve (12) months from the expiration of the Initial Term or any Renewal Term, as applicable, pursuant to the Company’s normal payroll practices and (3) the Pro-Rated Performance Bonus for the fiscal year in which the effective date of the termination occurs, payable at the same time as the Performance Bonus for such fiscal year would otherwise have been paid.

(D)   For purposes of this Agreement, the Pro-Rated Performance Bonus for a fiscal year shall be that amount equal to the Performance Bonus for such fiscal year that would have been payable to the Executive by the Company for such fiscal year if this Agreement had not been terminated during such fiscal year times a fraction the numerator of which is the number of days in such fiscal year up to the termination of this Agreement and the denomination of which is the number of days in such fiscal year.

6.   No Other Amendment.  Except as specifically provided in this Amendment, the Employment Agreement shall not be modified or amended in any manner whatsoever and shall remain in full force and effect.

7.   Governing Law.  This Amendment shall be construed under and enforced in accordance with the laws of the State of New York without giving effect to any conflict of laws principles.  Any legal action or proceeding brought with respect to any of the provisions of this Amendment shall be brought in the state or federal courts located in New York, New York.  If the Executive prevails in any legal or arbitration proceeding commenced in connection with this Amendment, then the Company shall reimburse the Executive for reasonable attorneys’ fees and costs incurred in connection therewith.

8.   Counterparts.  This Amendment may be executed by the parties hereto in counterparts, each of which shall be deemed an original, but both such counterparts shall together constitute one and the same document.

IN WITNESS WHEREOF, the parties have executed this Amendment effective as of the day and year first written above.

LIFETIME BRANDS, INC.

By:	/s/ Jeffrey Siegel
Jeffrey Siegel
Chief Executive Officer and President

EXECUTIVE

By:	/s/ Laurence Winoker
Laurence Winoker

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